Exhibit 99.1


From:     Michael John
          September 20, 2001

Wisconsin Energy, NRG Energy terminate sale agreement
Jointly terminate sale because of regulatory concerns

MILWAUKEE - Wisconsin Energy Corp. (NYSE: WEC) announced today that it has signed a joint termination agreement with NRG Energy, Inc. (NYSE: NRG) to terminate the agreement for the sale to NRG Energy of two fossil-fueled power plants operated by Wisconsin Energy's subsidiary Wisvest Connecticut, LLC. It was decided to terminate the sale agreement, which was announced in Dec. 2000, because the parties believe NRG Energy will be unable to obtain necessary regulatory approvals for the transaction.

"We are disappointed that we have to terminate this agreement, but remain confident that we will be able to profitably sell these assets because of their importance to the New England electricity market, fuel flexibility and skilled workforce," said Richard A. Abdoo, chairman, president and chief executive officer of Wisconsin Energy. "In the meantime, we will continue to safely and reliably operate these plants."

Wisconsin Energy had anticipated the receipt of approximately $350 million in gross proceeds from the sale. The plants have operated profitably and the company expects that the contribution to earnings prior to an ultimate sale will remain positive.

"As we have announced, we are focusing on our core competencies of electric generation and electric and gas distribution in our service territory, pump manufacturing, and continuing our announced strategic priority of focusing on Wisconsin's energy needs with our Power the Future program. We remain committed to selling these assets to monetize their value for the benefit of our shareholders," said Abdoo.

The power plants, located in Bridgeport and New Haven, Conn., have a combined generating capacity of approximately 1,100 megawatts.

There will be no impact on employees. Wisvest Connecticut will continue to recognize the current collective bargaining agreement with Local 470-1 of the Utility Workers Union of America.

Wisconsin Energy Corporation (NYSE: WEC) is a Milwaukee-based holding company with subsidiaries in utility and non-utility businesses. The company serves more than one million electric customers in Wisconsin and Michigan's Upper Peninsula and 960,000 natural gas customers in Wisconsin through its utility subsidiaries - Wisconsin Electric, Wisconsin Gas and Edison Sault Electric. Its non-utility subsidiaries include energy development, pump manufacturing, waste-to-energy and real estate businesses. Visit the company's Web site at www.WisconsinEnergy.com


Some matters discussed above, including the estimates of future earnings, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are subject to various risks and uncertainties. Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: ability to arrange and consummate an alternative transaction for the sale of the two Connecticut power plants on favorable terms; general economic conditions, business and competitive conditions in the deregulating and consolidating energy industry, in general, and in the company's service territories; availability of the company's generating facilities; changes in purchased power costs; changes in coal or natural gas prices and supply availability and the ability to recover fuel and purchased power costs; unusual weather; risks associated with non-utility diversification; regulatory decisions; obtaining necessary regulatory approvals and investment capital to implement the growth strategy; timely realization of anticipated net cost savings; foreign, governmental, economic, political and currency risks; and the other cautionary factors described in the Management's Discussion and Analysis of Financial Condition and Results of Operations in Wisconsin Energy Corporation's 10-Q for the quarter ended June 30, 2001, and other factors described from time to time in the company's reports to the Securities and Exchange Commission.

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